UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Chicago Atlantic BDC, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

828174102

(CUSIP Number)

October 31, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 828174102	13G	Page 1 of 15 Pages

1	NAMES OF REPORTING PERSONS
Chicago Atlantic BDC Advisers, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS
Silver Spike Holdings, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; PN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Silver Spike Holdings, LP owns over 25% of the ownership interests of Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS
Silver Spike Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC.  Silver Spike Holdings, LP owns over 25% of the ownership interests of Chicago Atlantic BDC Advisers, LLC. Silver Spike Holdings GP, LLC is the general partner of Silver Spike Holdings, LP.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS
Scott Gordon

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
35,024

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
35,024

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,535,411

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Scott Gordon directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Act to be the indirect beneficial owner of the shares owned by Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS
Gregory M. Gentile

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
7,882

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
7,882

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,882

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 6 of 15 Pages

1	NAMES OF REPORTING PERSONS
Chicago Atlantic BDC Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Chicago Atlantic BDC Advisers LLC is majority-owned by Chicago Atlantic BDC Holdings, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 7 of 15 Pages

1	NAMES OF REPORTING PERSONS
Chicago Atlantic Group, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; PN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Chicago Atlantic BDC Advisers LLC is majority-owned by Chicago Atlantic BDC Holdings, LLC. Chicago Atlantic Group, LP is the majority-owner and managing member of Chicago Atlantic BDC Holdings, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 8 of 15 Pages

1	NAMES OF REPORTING PERSONS
John Mazarakis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. John Mazarakis directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Act to be the indirect beneficial owner of the shares owned by Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 9 of 15 Pages

1	NAMES OF REPORTING PERSONS
Andreas Bodmeier

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
25,000

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
25,000

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,525,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.8% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Andreas Bodmeier directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Act to be the indirect beneficial owner of the shares owned by Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 10 of 15 Pages

1	NAMES OF REPORTING PERSONS
Anthony Cappell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,500,387 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,500,387 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,500,387

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

(1) Represents the shares held directly by Chicago Atlantic BDC Advisers, LLC. Anthony Cappell directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed for purposes of Section 13 of the Act to be the indirect beneficial owner of the shares owned by Chicago Atlantic BDC Advisers, LLC.

(2) Based on 22,820,367 shares of Common Stock outstanding as of November 5, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 7, 2024.

CUSIP No. 828174102	13G	Page 11 of 15 Pages

Item 1(a).	Name of Issuer:

Chicago Atlantic BDC, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 600 Madison Avenue, Suite 1800 New York, New York 10022

Item 2(a).

Names of Persons Filing:

This statement is filed jointly on behalf of each of the following persons (collectively, the “Reporting Persons”):

(1)

Chicago Atlantic BDC Advisers, LLC

(2)

Silver Spike Holdings, LP

(3)

Silver Spike Holdings GP, LLC

(4)

Scott Gordon

(5)

Gregory M. Gentile

(6)

Chicago Atlantic BDC Holdings, LLC

(7)

Chicago Atlantic Group, LP

(8)

John Mazarakis

(9)

Andreas Bodmeier

(10)

Anthony Cappell

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the completeness or accuracy of information supplied by another Reporting Person.

Each of the Reporting Persons (other than Chicago Atlantic BDC Advisers, LLC and Messrs. Gordon, Gentile, and Bodmeier to the extent that they directly hold shares) disclaims beneficial ownership of the shares reported herein except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of such securities for purposes of Section 13 of the Act or for any other purpose.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Section 13 of the Act.

Item 2(b).	Address of Principal Business Office, or, if none, Residence:

The principal business address of Chicago Atlantic BDC Advisers, LLC, Silver Spike Holdings, LP, Silver Spike Holdings GP, LLC and Messrs. Gordon and Gentile is 600 Madison Avenue, Suite 1800, New York, New York 10022.

The principal business address of Chicago Atlantic BDC Holdings, LLC, Chicago Atlantic Group, LP, and Messrs. Mazarakis, Bodmeier and Cappell is 420 North Wabash Avenue, Suite 500, Chicago, Illinois 60611.

Item 2(c).	Citizenship:

See responses in Row 4 on each cover page.

CUSIP No. 828174102	13G	Page 12 of 15 Pages

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

828174102

Item 3.	If this statement is filed pursuant to 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

See responses in Row 12 on each cover page.

Item 4.	Ownership

See responses in Rows 5 through 9 and 11 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Mr. Gentile ceased to be the beneficial owner of more than 5 percent of the shares of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

See Exhibit B.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 828174102	13G	Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 7, 2024

Chicago Atlantic BDC Advisers, LLC

By:	/s/ Scott Gordon
Name:	Scott Gordon
Title:	Manager

Silver Spike Holdings, LP

By: Silver Spike Holdings GP, LLC, its General Partner

By:	/s/ Scott Gordon
Name:	Scott Gordon
Title:	Manager

Silver Spike Holdings GP, LLC

By:	/s/ Scott Gordon
Name:	Scott Gordon
Title:	Manager

Scott Gordon

By:	/s/ Scott Gordon
Name:	Scott Gordon

Gregory M. Gentile

By:	/s/ Gregory M. Gentile
Name:	Gregory M. Gentile

Chicago Atlantic BDC Holdings, LLC

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Manager

Chicago Atlantic Group, LP

By:	/s/ John Mazarakis
Name:	John Mazarakis
Title:	Manager

John Mazarakis

By:	/s/ John Mazarakis
Name:	John Mazarakis

CUSIP No. 828174102	13G	Page 14 of 15 Pages

Andreas Bodmeier

By:	/s/ Andreas Bodmeier
Name:	Andreas Bodmeier

Anthony Cappell

By:	/s/ Anthony Cappell
Name:	Anthony Cappell

CUSIP No. 828174102	13G	Page 15 of 15 Pages

EXHIBIT INDEX

Exhibit A – Joint Filing Agreement

Exhibit B – Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person